UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 4)*

REVLON, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

761525609
(CUSIP Number)

STEVEN M. COHEN EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND GENERAL COUNSEL MACANDREWS & FORBES INCORPORATED 35 EAST 62ND STREET NEW YORK, NEW YORK 10065 (212) 572-8600
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

Copies to:
ADAM O. EMMERICH, ESQ. AND DONGJU SONG, ESQ.
WACHTELL, LIPTON, ROSEN & KATZ
51 WEST 52ND STREET
NEW YORK, NEW YORK 10019
 (212) 403-1000

May 8, 2017
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ronald O. Perelman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MacAndrews & Forbes Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
REV Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mafco Four LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MFV Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RCH Holdings One Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SGMS Acquisition Two LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DBX Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NDX Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MacAndrews & Forbes Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SGMS Acquisition III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Perelman Trust Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
4,546,352 shares of Class A Common Stock

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
4,546,352 shares of Class A Common Stock

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,546,352 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.6% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RLX Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RLX Holdings Two LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RLX Holdings Three LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RLX Holdings Four LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
41,619,640 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
41,604,382 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,619,640 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
79.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,615,412 shares of Class A Common Stock outstanding as of May 8, 2017.

This Amendment No. 4 to Schedule 13D ("Amendment No. 4"), which amends and supplements the statement on Schedule 13D, dated October 8, 2009, as amended and supplemented by Amendment No. 1 thereto dated October 8, 2013, Amendment No. 2 thereto dated January 14, 2016, and Amendment No. 3 thereto dated August 17, 2016 (as amended, the "Schedule 13D"), is being filed with the Securities and Exchange Commission by Mr. Ronald O. Perelman, MacAndrews & Forbes Incorporated, a Delaware corporation ("MacAndrews & Forbes"), REV Holdings LLC, a Delaware limited liability company, Mafco Four LLC, a Delaware limited liability company, MFV Holdings One LLC, a Delaware limited liability company, RCH Holdings One Inc., a Delaware corporation, SGMS Acquisition Two LLC, a Delaware limited liability company, DBX Holdings One LLC, a Delaware limited liability company, NDX Holdings One LLC, a Delaware limited liability company, MacAndrews & Forbes Group, LLC, a Delaware limited liability company, SGMS Acquisition III LLC, a Delaware limited liability company, Perelman Trust Company, LLC, a Delaware limited liability company, RLX Holdings One LLC, a Delaware limited liability company, RLX Holdings Two LLC, a Delaware limited liability company, RLX Holdings Three LLC, a Delaware limited liability company and RLX Holdings Four LLC, a Delaware limited liability company (each of the foregoing, a "Reporting Person," and collectively, the "MacAndrews & Forbes Reporting Persons") relating to the shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Revlon, Inc., a Delaware corporation (the "Company").

Capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D unless otherwise defined herein.

Item 2.  Identity and Background

Schedule A of the Schedule 13D is hereby amended with the information attached as Schedule A hereto which (i) amends and restates the information provided with respect to MacAndrews & Forbes and (ii) provides information regarding the identity and background of SGMS Acquisition III LLC.

Item 3.  Source and Amount of Funds or Other Consideration

The information contained in Item 3 of the Schedule 13D is hereby amended and supplemented with the following information:

As described in more detail in Item 5(c) of this Schedule 13D, on May 8, 2017 and May 9, 2017, the MacAndrews & Forbes Reporting Persons effected open market purchases of 950,000 shares of Class A Common Stock for an aggregate purchase price of approximately $19,384,185, using cash on hand.

Item 5.  Interest in Securities of the Issuer

Paragraphs (a)-(c) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

(a)-(b) MacAndrews & Forbes, the sole stockholder of which is Ronald O. Perelman, directly or indirectly owns all the stock or membership interests, as applicable, of REV Holdings LLC, Mafco Four LLC, MFV Holdings One LLC, RCH Holdings One Inc., SGMS Acquisition Two LLC, DBX Holdings One LLC, NDX Holdings One LLC, MacAndrews & Forbes Group, LLC, SGMS Acquisition III LLC, RLX Holdings One LLC, RLX Holdings Two LLC, RLX Holdings Three LLC and RLX Holdings Four LLC, and all the voting interests of Perelman Trust Company, LLC.

Of the 41,619,640 shares of Class A Common Stock reported herein, (i) 37,058,030 shares of Class A Common Stock are owned by MacAndrews & Forbes or its wholly-owned subsidiaries; (ii) 4,546,352 shares of Class A Common Stock are owned by Perelman Trust Company, LLC, and (iii) 15,258 shares of Class A Common Stock are beneficially owned by Mr. Raymond G. Perelman.  MacAndrews & Forbes may also be deemed to beneficially own the 15,258 shares of Class A Common Stock beneficially owned by Mr. Raymond G. Perelman because MacAndrews & Forbes holds an irrevocable voting proxy with respect to those shares.  Those 15,258 shares are included in the totals reported, and on Items 8, 11 and 13 on the cover pages of this Schedule 13D for all of the Reporting Persons other than Perelman Trust Company, LLC.

The total ownership of the MacAndrews & Forbes Reporting Persons represents approximately 79.1% of all of the Company's outstanding Class A Common Stock, which is the only class of the Company's equity securities outstanding as of the date of this Amendment No. 4.

The responses of each Reporting Person to Items 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Class A Common Stock are incorporated herein by reference.

(c)  The following table sets forth all transactions with respect to shares of Class A Common Stock effected during the past sixty days.  Except as otherwise noted below, all such transactions were purchases of shares of Class A Common Stock effected in the open market through a broker.

Person	Date	Amount of Securities Acquired	Weighted Average Price (1)	Low Price (1)	High Price (1)

MacAndrews & Forbes Group, LLC	May 8, 2017	750,000	$20.3879	$19.675	$20.50
MacAndrews & Forbes Group, LLC	May 9, 2017	200,000	$20.4663	$20.10	$20.50
(1) Prices exclude commissions. The reporting person undertakes to provide upon request of the SEC staff full information regarding the number of shares purchased or sold at each separate price.
Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The information contained in Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following information:

    Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the MacAndrews & Forbes Reporting Persons have entered into an agreement on May 9, 2017, with respect to the joint filing of this Schedule 13D and any amendment or amendments hereto (the "Joint Filing Agreement").  The Joint Filing Agreement is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 7.  Material To Be Filed as Exhibits

Exhibit 1	Joint Filing Agreement, dated as of May 9, 2017, by and among the MacAndrews & Forbes Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D/A is true, complete and correct.

Dated:  May 9, 2017

By:	/s/ Ronald O. Perelman
Name: Ronald O. Perelman

MACANDREWS & FORBES INCORPORATED
REV HOLDINGS LLC
MAFCO FOUR LLC
MFV HOLDINGS ONE LLC
SGMS ACQUISITION TWO LLC
RCH HOLDINGS ONE INC
DBX HOLDINGS ONE LLC
NDX HOLDINGS ONE LLC
MACANDREWS & FORBES GROUP, LLC
SGMS ACQUISITION III LLC
RLX HOLDINGS ONE LLC
RLX HOLDINGS TWO LLC
RLX HOLDINGS THREE LLC
RLX HOLDINGS FOUR LLC

By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

PERELMAN TRUST COMPANY, LLC

By:	MacAndrews & Forbes Incorporated, its managing member

By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

Schedule A Amendment
MacAndrews & Forbes Incorporated

The following table sets forth the name and present principal occupation or employment of each executive officer and director of MacAndrews & Forbes Incorporated, each of whom is a U.S. citizen. Unless otherwise indicated, the current business address of each of the persons listed below is c/o MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, New York 10065, and the business telephone number is (212) 572-8600.

Name	Present Principal Occupation or Employment
Ronald O. Perelman	Director, Chairman and Chief Executive Officer of MacAndrews & Forbes Incorporated

Barry F. Schwartz	Director and Executive Vice Chairman of MacAndrews & Forbes Incorporated

Paul M. Meister	President of MacAndrews & Forbes Incorporated

Paul G. Savas	Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Incorporated

Steven M. Cohen	Executive Vice President, Chief Administrative Officer and General Counsel of MacAndrews & Forbes Incorporated

Mr. Savas is the beneficial owner of 27,900 shares of Class A Common Stock (less than 1% of the shares of Class A Common Stock).  Except as reported in the prior sentence and in Item 5, none of the persons listed above beneficially owns any shares of Class A Common Stock.  The directors' and officers' address is MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, New York 10065.  All of the directors and executive officers of MacAndrews & Forbes are United States citizens.

SGMS Acquisition III LLC

Controlling persons and executive officers of SGMS Acquisition III LLC, a Delaware limited liability company:

Name	Title
Paul G. Savas	Executive Vice President and Chief Financial Officer

MacAndrews & Forbes Incorporated is the sole member of SGMS Acquisition III LLC.

The disclosure set forth above under "MacAndrews & Forbes Incorporated" regarding Mr. Savas' principal occupation, citizenship, ownership of Class A Common Stock and address is incorporated herein by reference.

Exhibit 1

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: May 9, 2017

By:	/s/ Ronald O. Perelman
Name: Ronald O. Perelman

MACANDREWS & FORBES INCORPORATED
REV HOLDINGS LLC
MAFCO FOUR LLC
MFV HOLDINGS ONE LLC
SGMS ACQUISITION TWO LLC
RCH HOLDINGS ONE INC
DBX HOLDINGS ONE LLC
NDX HOLDINGS ONE LLC
MACANDREWS & FORBES GROUP, LLC
SGMS ACQUISITION III LLC
RLX HOLDINGS ONE LLC
RLX HOLDINGS TWO LLC
RLX HOLDINGS THREE LLC
RLX HOLDINGS FOUR LLC

By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

PERELMAN TRUST COMPANY, LLC

By:	MacAndrews & Forbes Incorporated, its managing member

By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer